Exhibit 3.55

RESTATED ARTICLES OF ORGANIZATION

OF

MCLEODUSA PURCHASING, L.L.C.

Pursuant to the provisions of Section 1102 of the Iowa Limited Liability Company Act, as amended (the “Act”), the undersigned Company (the “Company”) adopts the following Restated Articles of Organization as follows:

I. The name of the Company is “MCLEODUSA PURCHASING, L.L.C.”.

II. The period of its duration is perpetual.

III. The management of the Company is vested in the Member, who shall have the right and authority to manage the affairs of the Company and to make all decisions with respect thereto, subject to the provisions of the Operating Agreement.

IV. Non-Liability and Indemnification.

A. No Member of this Company shall be personally responsible or liable for any of the acts, debts, liabilities, or losses of this Company.

B. A Member of this Company shall not be personally liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Member, except for liability (i) for any breach of the Member’s duty of loyalty to the Company or its Members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for a transaction from which the Member derived an improper personal benefit, or (iv) under Section 807 of the Act (or any similar provision of any subsequent law enacted in Iowa).

C. Each individual who is or was a Member of the Company (and the heirs, executors, personal representatives or administrators of such individual) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Member of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, trustee, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (“Indemnitee”), shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended. In addition to the indemnification conferred in this Article, the Indemnitee shall also be entitled to have paid directly by the Company the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended. The right to indemnification conferred in this Article shall be a contract right.

D. The Company may, by action of the Members, provide indemnification to such of the officers, employees and agents of the Company to such extent and to such effect as the Members shall determine to be appropriate and authorized by applicable law.

E. The rights and authority conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Organization or Operating Agreement of the Company, agreement, vote of Members, or otherwise.

F. Any repeal or amendment of this Article by the Members of the Company shall not adversely affect any right or protection of a Member or officer existing at the time of such repeal or amendment.

V. The name of the Registered Agent of the Company is CT Corporation System, and the Registered Office of the Corporation in the State of Iowa is 2222 Grand Avenue, Des Moines, IA 50312.

VI. The street address of the Company’s principal office is 1 Martha’s Way, Hiawatha, IA 52233.

VII. The Company will not issue non-voting equity securities to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the effective date of the Company’s Joint Prepackaged Plan of Reorganization, dated October 19, 2005; provided, however, that this Article XIII: (a) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code; (b) will have such force and effect, if any, only for so long as such Section is in effect and applicable to the Company; and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

VIII. These Restated Articles of Organization shall be effective upon filing with the Secretary of State of the State of Iowa.

IX. These duly adopted Restated Articles of Organization supercede the prior Articles of Organization of the Company.

Dated this 28th day of March, 2007

MCLEODUSA PURCHASING, L.L.C.

By:	/s/ Bernard Zuroff
Name:	Bernard Zuroff
Title:	General Counsel, GVP & Secretary

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